Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

June 28, 2021

Enbridge Inc.,

200, 425 – 1st Street S.W.,

Calgary, Alberta,

Canada T2P 3L8.

Enbridge Energy Partners, L.P.,

Spectra Energy Partners, LP,

5400 Westheimer Court,

Houston, Texas 77056.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) US$1,000,000,000 aggregate principal amount of 2.500% Sustainability-Linked Senior Notes due 2033 and (ii) US$500,000,000 aggregate principal amount of 3.400% Senior Notes due 2051 (together, the “Debt Securities”) of Enbridge Inc., a corporation organized under the laws of Canada (the “Company”) and guarantees of the Debt Securities (the “Guarantees”) of Enbridge Energy Partners, L.P., a Delaware limited partnership (“EEP”), and Spectra Energy Partners, LP, a Delaware limited partnership (“SEP” and, together with EEP, the “Guarantors”), issued pursuant to the Indenture, dated as of February 25, 2005, between the Company and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of March 1,2012, between the Company and the Trustee, the Sixth Supplemental Indenture, dated as of May 13, 2019, among the Company, the Guarantors and the Trustee and the Eighth Supplemental Indenture, dated as of June 28, 2021, among the Company, the Guarantors and the Trustee, we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that (i) the Debt Securities constitute valid and legally binding obligations of the Company and (ii) the Guarantees constitute valid and legally binding obligations of the Guarantors, subject in the cases of clauses (i) and (ii) above, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Enbridge Inc. Enbridge Energy Partners, L.P. Spectra Energy Partners, LP	-2-

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the Debt Securities, the Guarantees or their offering and sale.

The foregoing opinion is limited to the Federal laws of the United States, the Delaware Revised Uniform Limited Partnership Act and the statutory laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of the laws of Canada and Alberta, we note that you have received an opinion dated the date hereof of McCarthy Tétrault LLP. In rendering the foregoing opinion, we have assumed, without independent verification, that the Company is duly organized, validly existing and in good standing under the laws of Canada, that the Indenture was duly authorized, executed and delivered by the Company insofar as the laws of Canada and the applicable laws of Alberta are concerned, that all corporate action by the Company related to the Debt Securities was duly authorized as a matter of Canadian law and that the Debt Securities have been duly authorized, executed, authenticated, issued and delivered insofar as the laws of Canada and the applicable laws of Alberta are concerned.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Debt Securities and Guarantees conform to the specimens thereof examined by us, that the Trustee’s certificates of authentication of the Debt Securities have been signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

Enbridge Inc. Enbridge Energy Partners, L.P. Spectra Energy Partners, LP	-3-

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Company’s Registration Statement on Form S-3 relating to the Debt Securities and Guarantees and to the reference to us under the heading “Validity of Securities” in the prospectus supplement, dated June 24, 2021, relating to the Debt Securities and Guarantees. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP